Filed pursuant to Rule 424(b)5

Registration Statement No. 333-257827

Prospectus Supplement

To Prospectus Dated July 21, 2021

Republic of Chile

US$1,500,000,000 2.750% Notes due 2027

US$1,500,000,000 3.500 % Notes due 2034

US$1,000,000,000 4.000% Notes due 2052

The 2.750% notes due 2027 (which we refer to as the “2027  notes”) will mature on January 31, 2027 and will bear interest at a rate of 2.750% per year. Interest on the 2027 notes is payable on January 31 and July 31 of each year, commencing on July 31, 2022. Chile may redeem the 2027 notes, in whole or in part, before maturity on the terms described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

The 3.500% notes due 2034 (which we refer to as the “2034 notes”) will mature on January 31, 2034 and will bear interest at a rate of 3.500% per year. Interest on the 2034 notes is payable on January 31 and July 31 of each year, commencing on July 31, 2022. Chile may redeem the 2034 notes, in whole or in part, before maturity on the terms described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

The 4.000% notes due 2052 (which we refer to as the “2052 notes” and together with the 2027 notes and the 2034 notes, the “notes”) will mature on January 31, 2052 and will bear interest at a rate of 4.000% per year. Interest on the 2052 notes is payable on January 31 and July 31 of each year, commencing on July 31, 2022. Chile may redeem the 2052 notes, in whole or in part, before maturity on the terms described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

Each series of notes will be issued under an indenture and constitute a separate series of debt securities thereunder. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Chile’s outstanding public external indebtedness issued prior to December 2, 2014. Under these provisions, which are described beginning on page 7 of the accompanying prospectus dated July 21, 2021, Chile may amend the payment provisions of any series of debt securities (including the notes) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 662/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Application will be made to the London Stock Exchange for both series of notes to be admitted to the London Stock Exchange’s International Securities Market (“ISM”). The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”). The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the UK Financial Conduct Authority (“UKLA”). The London Stock Exchange has not approved or verified the contents of this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about January 31, 2022, through the book-entry facilities of The Depository Trust Company, or DTC, and its direct or indirect participants including Euroclear SA/NV, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

	Public Offering Price			Underwriting Discount		Proceeds to Chile (before expenses)
Per 2027 note		99.940	%(1)		0.025%			%(1)
Total for the 2027 notes	US$	1,499,100,000		US$	375,000	US$	1,498,725,000
Per 2034 note		99.932	%(1)		0.025%			%(1)
Total for the 2034 notes	US$	1,498,980,000		US$	375,000	US$	1,498,605,000
Per 2052 note		99.050	%(1)		0.025%			%(1)
Total for the 2052 notes	US$	990,500,000		US$	250,000	US$	990,250,000

(1)	Plus accrued interest, if any, from January 31, 2022.

Joint lead managers and bookrunners

Citigroup	HSBC	Santander	Scotiabank

January 27, 2022

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus dated July 21, 2021, relating to Chile’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. Chile has not authorized anyone else to provide you with different information. Chile and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

Chile is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Chile confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

In connection with the offering of the notes, the underwriters, or any person acting for it, may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date of adequate public disclosure of the final price of the notes and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Chile received the proceeds of the issue, or no later than 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the underwriters, or any person acting for it, in accordance with all applicable laws, regulations and rules and will be undertaken at the offices of the underwriters. (or any person acting for it) and on the ISM.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

Prohibition of Sales to EEA Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) . For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II Product Governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining the appropriate distribution channels.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

Prohibition of Sales to UK Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MiFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

Notification under Section 309B(1) of the Securities and Futures Act (Chapter 289) of Singapore, as modified from time to time (the “SFA”)⸺ The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

CERTAIN DEFINED TERMS AND CONVENTIONS

Defined Terms

Terms used but not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus dated July 21, 2021.

Currency of Presentation

Unless otherwise stated, Chile has converted amounts relating to a period into U.S. dollars (“U.S. dollars,” “dollars” or “US$”) or Chilean pesos (“pesos,” “Chilean pesos” or “Ps.”) using the average exchange rate for that period. For amounts at period end, Chilean pesos are translated into U.S. dollar amounts using the exchange rate at the period end. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you should consider before investing in the notes. You should read this prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Chile.

Aggregate Principal Amount	2027 notes: US$1,500,000,000.

2034 notes: US$1,500,000,000.

2052 notes: US$1,000,000,000.

Issue Price	2027 notes: 99.940% plus accrued interest, if any, from January 31, 2022.

2034 notes: 99.932% plus accrued interest, if any, from January 31, 2022.

2052 notes: 99.050% plus accrued interest, if any, from January 31, 2022.

Maturity Date	2027 notes: January 31, 2027.

2034 notes: January 31, 2034.

2052 notes: January 31, 2052.

Form of Securities	Chile will issue each series of notes in the form of one or more registered global securities without coupons.

Denominations	Chile will issue each series of notes in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Interest	2027 notes: Chile will pay interest semi-annually, on January 31 and July 31 of each year, commencing on July 31, 2022. The 2027 notes will bear interest from January 31, 2022 at the rate of 2.750% per year.

2034 notes: Chile will pay interest semi-annually, on January 31 and July 31 of each year, commencing on July 31, 2022. The 2034 notes will bear interest from January 31, 2022 at the rate of 3.500% per year.

2052 notes: Chile will pay interest semi-annually, on January 31 and July 31 of each year, commencing on July 31, 2022. The 2052 notes will bear interest from January 31, 2022 at the rate of 4.000% per year.

Optional Redemption	The notes will be subject to redemption at the option of Chile, on terms described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Status	The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Chile will make all payments on the notes without withholding or deducting any taxes imposed by Chile or any political subdivision thereof or taxing authority therein, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” in the accompanying prospectus.

Taxation	For a general summary of United States federal income tax consequences resulting from the purchase, ownership and disposition of a note, holders should refer to the discussion set forth under the heading “Taxation—United States Federal Taxation” in this prospectus supplement and the accompanying prospectus.

Further Issues

Chile may from time to time, without the consent of the holders, increase the size of the issue of the notes, or issue additional debt securities having the same terms and conditions as the notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that for U.S. federal income tax purposes are not issued pursuant to a “qualified reopening” of the notes, are not treated as part of the same “issue” as the notes, or have greater than a de minimis amount of original issue discount shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated and form a single series with the previously outstanding notes.

Use of Proceeds

Chile estimates that the net proceeds (after deduction of estimated expenses of US$130,000, a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be US$3,987,450,000.

It is Chile’s intention to invest an amount equal to the proceeds from the sale of the notes, net of the underwriting discount and certain expenses, into projects that may qualify as “eligible green expenditures” and “eligible social expenditures” under the Sustainable Bond Framework, which is described under “Recent Developments—Environment—Sustainable Bond Framework” in Chile’s 2020 annual report filed with the SEC on June 29, 2021.

Under the Sustainable Bond Framework, eligible green and social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities. “Eligible green expenditures” may be in one or more of the following categories: clean transportation, energy efficiency, renewable energy, living natural resources, land use and marine protected areas, efficient and climate resilient water management and green buildings (ecological buildings). “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances.

The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

Listing	Application will be made to the London Stock Exchange for both series of notes to be admitted to the London Stock Exchange’s ISM.

Governing Law	State of New York.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the notes involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Notes

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Chile is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Chile. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Notes.

Chile has been advised by the underwriters that the underwriters may make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to the London Stock Exchange for each series of notes to be admitted to the London Stock Exchange’s ISM. No assurance can be given as to the liquidity of the trading market for the notes. The price at which the notes will trade in the secondary market is uncertain.

There can be no assurances that Chile will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the proceeds from the sale of the notes.

The types of eligible green and social expenditures referred to in the “Use of Proceeds” section of this prospectus supplement and in the Sustainable Bond Framework are for illustrative purposes only and no assurance can be provided that expenditures with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There is currently no market consensus on what precise attributes are required for a particular project or expenditures or series of debt securities for them to be defined as “green,” “social” or “sustainable” and therefore no assurance can be provided to investors that selected projects or expenditures will meet all investor expectations regarding sustainable performance. Adverse environmental or social impacts may occur during the design, construction and operation of a project or a project may become controversial or criticized by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by Chile) in connection with the Sustainable Bond Framework or the notes. No such opinion or certification is, nor should it be deemed to be, a recommendation by Chile, any underwriter or any other person to buy, sell or hold any notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement.

Although the Sustainable Bond Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Chile to conform to these practices does not constitute or give rise to a breach or an event of default under the notes or any other instrument. Any failure by Chile to use an amount equivalent to the proceeds from the issuance of the notes as set forth in the Sustainable Bond Framework, or to meet or continue to meet the investment requirements of environmentally or socially focused investors with respect to the notes, or any withdrawal or modification of any third party opinion or certification, may affect the value of the notes and may have consequences for certain investors with portfolio mandates to invest in “green,” “social” or “sustainable” assets.

None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the notes or Chile’s expenditures, including Chile’s budgetary expenditures referred to in the “Use of Proceeds” section of this prospectus supplement.

The Sustainable Bond Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the notes. They do not establish enforceable contractual obligations of Chile or any other person.

The certification of the notes as “climate bonds” by the Climate Bonds Initiative (“CBI”) is based solely on the “climate bond standard” published by the CBI and does not, and is not intended to, make any representation or give any assurance with respect to any other matter relating to the notes, including but not limited to, this prospectus supplement or Chile.

The certification of the notes as “climate bonds” by the CBI was addressed solely to Chile and is not a recommendation to any person to purchase, hold or sell the notes and such certification does not address the market price or suitability of the notes for a particular investor. The certification also does not address the merits of the decision by Chile or any third party to participate in any nominated project and does not express and should not be deemed to be an expression of an opinion as to Chile or any aspect of any nominated project (including but not limited to the financial viability of any nominated project) other than with respect to conformance with the “climate bond standard” published by the CBI.

In issuing or monitoring, as applicable, the certification, the CBI has assumed and relied upon and will assume and rely upon the accuracy and completeness in all material respects of the information supplied or otherwise made available to the CBI. The CBI does not assume or accept any responsibility to any person for independently verifying (and it has not verified) such information or to undertake (and it has not undertaken) any independent evaluation of any nominated project or Chile. In addition, the CBI does not assume any obligation to conduct (and it has not conducted) any physical inspection of any nominated project. The certification may only be used with the notes and may not be used for any other purpose without the CBI’s prior written consent.

The certification does not and is not in any way intended to address the likelihood of timely payment of interest when due on the notes and/or the payment of principal at maturity or any other date. The certification may be withdrawn at any time in the CBI’s sole and absolute discretion and there can be no assurance that such certification will not be withdrawn.

Risk Factors and Investment Considerations Relating to Chile

Chile’s economic environment is currently challenged by the coronavirus.

In December 2019, a novel form of pneumonia first noticed in Wuhan, Hubei province (COVID-19, caused by a novel coronavirus) was reported to the World Health Organization, with cases soon confirmed in multiple provinces in China. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. Governments have undertaken several measures across the world to control the coronavirus, including mandatory quarantines and travel restrictions.

The long-term effects to the global economy and the Chilean economy of epidemics and other public health crises, such as the on-going COVID-19 outbreak, are difficult to assess or predict, and may include risks to citizens’ health and safety, as well as reduced economic activity. It is unclear what effects they may have on the global political and economic conditions in the long term. Additionally, we cannot predict the evolution of the disease in Chile, nor any additional restrictions that might need to be imposed. However, we expect COVID-19 to have a significant adverse effect on the world economy, which could, in turn, negatively affect Chile’s economy.

Since March 2020, the government has introduced several measures designed to address the COVID-19 outbreak and resulting economic impact in Chile. See “Recent Developments—Republic of Chile—Social Developments—The COVID-19 pandemic” in Chile’s annual report on Form 18-K for the year ended December 31, 2020 filed with the SEC on June 29, 2021, in Chile’s Amendment No. 5 to the annual report on Form 18 K/A filed with the SEC on September 13, 2021, in Chile’s Amendment No. 8 to the annual report on Form 18 K/A filed with the SEC on December 7, 2021 and in Chile’s Amendment No. 9 to the annual report on Form 18 K/A filed with the SEC on January 26, 2022, incorporated by reference herein. Such measures so far have resulted in a significant slowdown in economic activity in Chile that has and will continue to adversely affect economic growth in 2021.

Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in Chile may extend the adverse effect on Chile’s economy. The government cannot exclude that a continuation of the COVID-19 pandemic will result in increased public sector expenditures to mitigate a further deterioration of the living conditions of important segments of the population, increasing the fiscal necessities, and the incurrence of additional debt or deployment of sovereign fund savings or other financial assets in material amounts.

In Chile, vaccination started in December 2020 and has resulted, as of January 25, 2022, in 16,296,464 people fully vaccinated in Chile (excluding the “booster” dose), of which 574,026 people have been vaccinated with a single dose vaccine, 16,983,771 have received the first of two doses, 16,296,464 people have received both doses, 12,279,254 people have received the additional “booster” dose and 133,794 people have received the “second booster” dose. However, there can be no assurance regarding the magnitude of any expected positive effects on the Chilean economy.

USE OF PROCEEDS

Chile estimates that the net proceeds (after deduction of estimated expenses of US$130,000, a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be US$3,987,450,000.

It is Chile’s intention to invest an amount equal to the proceeds from the sale of the notes, net of the underwriting discount and certain expenses, into projects that may qualify as “eligible green expenditures” and “eligible social expenditures” under the Sustainable Bond Framework, which is described under “Recent Developments—Environment—Sustainable Bond Framework” in Chile’s 2020 annual report filed with the SEC on June 29, 2021.

Under the Sustainable Bond Framework, eligible green and social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities. “Eligible green expenditures” may be in one or more of the following categories: clean transportation, energy efficiency, renewable energy, living natural resources, land use and marine protected areas, efficient and climate resilient water management and green buildings (ecological buildings). “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances.

The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to Chile’s annual report on Form 18-K for the fiscal year ended December 31, 2020, as amended. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF CHILE

The COVID-19 pandemic

Currently, the government maintains the vaccination program that started on February 3, 2021, with defined weekly calendars for specific groups that meet the criteria indicated by the Ministry of Health. On November 25, 2021, the government authorized the vaccination program to expand to children over the age of three. On January 6, 2022, the government announced that a vaccination process with an additional or second “booster” dose would begin on January 10, 2022. As of January 25, 2022, 16,296,464 people have been fully vaccinated in Chile (excluding the “booster” dose), of which 574,026 people have been vaccinated with a single dose vaccine, 16,983,771 have received the first of two doses, 16,296,464 people have received both doses, 12,279,254 people have received the additional “booster” dose and 133,794 people have received the “second booster” dose.

The government maintains a “step-by-step” gradual lockdown relief program. Depending on the results of health and safety guidelines and criteria, the government may allow each district or region to gradually advance to the full re-opening stage or go back to a previous restricted stage. As of January 1, 2022, the government announced that a booster dose will be required for granting mobility passes to persons over the age of 18.

As of January 24, 2022, no district in Chile is under quarantine and the stringency index (a composite measure based on nine response indicators including school closures, workplace closures, and travel bans) stood at 35.65.

As of January 26, 2022, 2,020,082 COVID-19 infections had been recorded in Chile, of which 68,142 were active as of such date, with 18,446 new cases recorded on January 26, 2021, and 39,547 total deaths.

Pension Funds and the Chilean Pension System

On December 21, 2021, the President of the Republic submitted to Congress several amendments to the draft bill on pension funds system reform that was originally submitted on September 20, 2021. See “Republic of Chile—Pension Funds and the Chilean Pension System” in the Amendment No. 8 to the Annual Report on Form 18 K/A filed with the SEC on December 7, 2021. These amendments include, among others, the creation of the Universal Guaranteed Pension Law (Ley de Pensión Garantizada Universal or “PGU”) which was approved on January 26, 2022. The PGU seeks to improve the pensions of current and future pensioners through a maximum contribution of Ps.185,000 per month and would benefit all people over 65 who are part of the 90% most vulnerable families, regardless of whether they are retired or still working. The PGU would be financed by the government, administered by the Social Security Institute (“IPS”) and would go directly to the beneficiaries, without passing through the Pension Fund Administrators (“AFPs”), replacing the guaranteed minimum pension amount known as “Pensión Básica Solidaria”. The approximately cost as a percentage of the GDP is 0.95%. See “Taxation” below.

According to information provided by the pension fund industry, as of December 20, 2021, the total amount that pension fund account holders have redeemed pursuant to the three withdrawals permitted in connection with the COVID-19 pandemic is approximately U.S.$47.1 billion, plus one withdrawal from life annuities (rentas vitalicias) from life insurance companies, amounting to U.S.$1 billion as of September 9, 2021 (latest available date). For more information on the first, second and third withdrawals, see “Monetary and Financial System — Pension Funds and the Chilean Pension System” in the Annual Report.

The Chilean Constitution and Government

On December 18, 2021, Law No. 21,396, known as the “Short Decentralization Law” because it seeks to implement the decentralization of the country, was published in the Official Gazette. The law aims to clarify points that had not been fully resolved in Laws No. 21,073 and No. 21,074, which include the election of regional governors and the strengthening of regional governments. It also provides a clearer definition of the administrative jurisdiction and powers of the regional authorities in Chile, and a procedure for monitoring such regional powers. Additionally, the law includes certain rules to avoid the duplication of authorities’ functions and establishes the regional governor as the hierarchical superior of the region’s public services.

Presidential Elections

On December 19, 2021, the runoff presidential election between José Antonio Kast and Gabriel Boric took place. José Antonio Kast, a conservative candidate backed by the Center-Right, obtained approximately 44.13% of the votes, while Gabriel Boric, the left coalition’s candidate backed by the Center-Left, obtained approximately 55.87% of the votes, becoming the elected President of the Republic. Mr. Gabriel Boric is scheduled to take office on March 11, 2022, succeeding president Sebastián Piñera.

President-elect Gabriel Boric has stated that he intends to make significant changes to the current political, social and economic schemes, with emphasis on social policies, greater state intervention in the economy, and less participation by the private sector in health, pension and education systems, which would be financed with tax increases. However, it is unclear whether such changes will be approved as envisaged or at all, as President-elect Gabriel Boric will take office without a majority in Congress and during the drafting process of the new Constitution, which process and conclusion thereof remain uncertain.

On January 21, 2022, president-elect Gabriel Boric announced 24 proposed cabinet members, of whom 14 are female and include the appointment of the current president of the Chilean Central Bank, Mario Marcel, as Finance Minister.

The following table details the outcome of the first round and runoff presidential elections held in 2021:

2021 Presidential Election Vote
(%)

	First Round	Runoff
Right (1)	27.91	44.13
Left (2)	25.83	55.87
Center-Right(3)	12.79	—
Center-Left(4)	11.61	—
Others(5)	21.80	—

(1)	Mr. José Antonio Kast ran as candidate for the political party called Partido Republicano.
(2)	Left leaning parties created in 2021 the political-electoral coalition called “Apruebo Dignidad”, formed by the following parties, among others: Partido Comunista, Federación Regionalista Verde, Revolución Democrática; Convergencia Social y Comunes.
(3)	“Center-Right” corresponds to a political-electoral alliance called “Chile Vamos” formed by the following parties: Unión Demócrata Independiente, Renovación Nacional, Evolución Política and Partido Regionalista Independiente. The candidate representing the Center-Right alliance in the 2021 elections was Mr. Sebastián Sichel.
(4)	“Center-Left” parties created a political-electoral alliance in 2021 called “Nuevo Pacto Social” formed by the following parties: Partido Socialista, Partido por la Democracia, Partido Demócrata Cristiano, Ciudadanos, Partido Radical and Partido Liberal. The candidate representing the Center-Left alliance in the 2021 elections was Mrs. Yasna Provoste.
(5)	“Others” corresponds to candidates Mr. Franco Parisi (Partido de la Gente) who obtained 12.8% of the votes, Mr. Marco Enríquez-Ominami (Partido Progresista) who obtained 7.6% and Mr. Eduardo Artés (Unión Patriótica) who obtained 1.4%.

Environment and Energy

On December 15, 2021, the President of the Republic submitted to Congress a draft bill that aims to promote the development of green hydrogen in Chile, mainly through: (i) requiring that all network gas distribution concessionaires distribute an annual percentage of green hydrogen in their gas networks by 2030, in order to generate local demand for green hydrogen to be determined every six years by the National Energy Commission; and (ii) authorizing Empresa Nacional del Petróleo (ENAP), the state-owned oil and gas enterprise, to produce, condition, store, transport, sell and market hydrogen and fuels made from hydrogen, as well as to develop any other industrial activity related to hydrogen and fuels made from hydrogen. As of the date of this amendment to the Annual Report, the draft bill is being discussed in Congress.

On December 15, 2021, the President of the Republic submitted to Congress a draft bill that aims to accelerate the participation of renewable energies in the national electricity grid. The main measures of the draft bill include: (i) increasing the obligation for electricity generating companies to commercialize at least 40% of non-conventional renewable energy by 2030; (ii) requiring the National Electricity Coordinator to have information systems in place to monitor and record the traceability of the electricity marketed in the national electricity grid; and (iii) creating certain incentives for distributed generation. As of the date of this amendment to the Annual Report, the draft bill is being discussed in Congress.

Banking Regulation

On December 29, 2021, the Financial Market Commission (“CMF”) began a public consultation process, which is open until January 23, 2022, regarding a regulatory proposal that would distinguish commissions from interest charges in money lending transactions governed by Law No. 18,010. Currently, pursuant to Article 2 of Law No. 18,010, any amount charged in a credit transaction over and above the principal is deemed interest. Pursuant to the CMF’s regulatory proposal, commissions would be distinguished from interest subject to certain requirements, including that commissions must be previously informed to and accepted by the debtor, must correspond to real and credible services rendered to the debtor, and may not relate to the appraisal of the loan or have the purpose of reducing the debtor’s risk.

On January 5, 2022, the CMF issued General Rule (Norma de Carácter General) No. 463 allowing insurance companies to invest, for purposes of their technical reserves and risk equity, in bonds without a fixed term to maturity (perpetual bonds) issued by Chilean banks.

Taxation

On December 21, 2021, in the context of the recent pension funds system reform aimed at modifying the current collective fund known as the “Pilar Solidario” promoted by the government and of the discussions about the funding of the PGU (see “Pension Funds and the Chilean Pension System”), the President of the Republic submitted to Congress a draft bill that seeks to reduce or eliminate certain tax exemptions. Such tax measures could result in an increase of tax collections and provide an effective increase in the amount of pensions. As of the date of this amendment to the Annual Report, this draft bill is being discussed in Congress, and the proposed tax measures include the following:

•	Capital gains tax on the sale of shares and other financial instruments with stock market presence (i.e., active trading): the Income Tax Law currently considers certain capital gains arising from the sale of shares and other financial instruments with “stock market presence” (active trading) non-taxable income. The proposed amendment would tax, with a 10% single tax, the capital gains obtained in the sale of shares and other financial instruments that trade in stock markets. However, capital gains obtained by institutional investors, domiciled in Chile or abroad, will continue to be exempt according to this provision. The proposed amendment provides that this 10% single tax would apply to capital gains arising from sales made after six months from the first day of the following month when the proposed law is published in the Official Gazette. Taxpayers domiciled or resident in Chile are temporarily granted with the option to consider as acquisition cost of the aforementioned values their official closing price as of December 31, 2021. This option is not granted to taxpayers domiciled or resident abroad.

•	Elimination of special credit for construction companies: currently, construction companies are entitled to deduct from the amount of their Monthly Income Tax Provisional Payments (Pagos Provisionales Mensuales) a 65% of the value added tax (“VAT”) debit on the sale of certain real estate for residential purposes with a value of up to US$76,000. The proposed amendment aims at gradually eliminating such special credit from January 1, 2023 through January 1, 2025.

•	Elimination of certain tax benefits for “economic properties” owned by individuals: currently, Decree with Force of Law (DFL) No. 2 of 1959 considers income arising from the leasing or rental of “economic properties” (i.e., middle class housing) owned by individuals non-taxable income. This benefit applies to a maximum of two properties per individual owner/lessor. However, properties acquired prior to 2010 are grandfathered and not subject to such maximum. The proposed amendment provides that such benefit would be limited to a maximum of two properties regardless of their acquisition date starting on January 1, 2023.

•	Services subject to VAT: currently, the VAT Law levies only activities listed in Article 20 No. 3 and No. 4 of the Income Tax Law and those listed in Article 8 of the VAT Law (e.g., commerce and industry). The proposed amendment provides that generally any service rendered from January 1, 2023 would be subject to VAT, unless a special exemption applies. However, certain services related to health, education and passenger transportation would continue to be exempt from VAT.

•	Life insurance taxation: currently, income obtained by beneficiaries of certain life insurance policies is considered non-taxable income. The proposed amendment would impose the Inheritance and Gift Tax (Impuesto a la Herencia y Donaciones) to all payments arising from a life insurance policy purchased after the effective date of the proposed amendment.

•	Exclusion of the payment of the surtax on property owned by the Chilean Treasury and municipalities from the Territorial Tax: currently, in accordance with Law No. 21,210, the Chilean Treasury and municipalities must pay a land surtax on the properties that they own. The proposed amendment seeks to exempt the Chilean Treasury and municipalities from such surtax payment. This measure, as established in the Financial Report No. 163 issued by the Budget Department of the Ministry of Finance, would have a neutral fiscal impact because the lower tax revenues resulting from the exemption should be accompanied by a lower fiscal expenditure of an equivalent magnitude.

THE ECONOMY

Economic Performance Indicators

The following table sets forth changes in the Imacec, Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec

(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2021
January	(2.9)	(2.1)	(2.7)
February	(1.9)	(6.2)	(1.1)
March	6.3	1.5	7.2
April	14.7	5.6	16.0
May	19.1	1.6	21.5
June	20.6	0.9	23.3
July	18.0	(1.9)	20.8
August	19.0	(2.3)	21.9
September	14.8	(7.9)	18.0
October	15.0	0.6	17.0

BALANCE OF PAYMENTS AND FOREIGN TRADE

Merchandise Trade

The primary countries of origin of Chile’s imports for the eleven months ended November 30, 2021 were China (which accounted for 28.5% of total imports), the United States (18.0%), Brazil (8.5%), Argentina (5.2%), Germany (3.4%), and Mexico (2.9%). The primary destinations of Chile’s exports for the eleven months ended November 30, 2021, were China (which received 38.6% of Chile’s total exports), the United States (15.8%), Japan (7.6%), South Korea (5.1%), and Brazil (4.8%). During the eleven months ended November 30, 2021, Chile’s exports to Asia, as a percentage of total exports, reached 57.3% compared to 57.8% for the same period in 2020, and the exports to North America reached 18.4%, compared to 16.1% for the same period in 2020.

In the eleven months ended November 30, 2021, merchandise exports totaled US$85.7 billion and merchandise imports totaled US$82.3 billion. Intermediate goods, such as oil and others fossil fuels, accounted for 50% of total imports in the eleven months ended November 30, 2021 compared to 50% for the same period in 2020. Imports of consumer goods amounted to 30% of total imports in the eleven months ended November 30, 2021 compared to 27% in the same period in 2020. Imports of capital goods accounted for 20% of total imports for the eleven months ended November 30, 2021 compared to 22% for the same period in 2020.

The following tables set forth information regarding exports and imports for the periods:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	Eleven months ended November 30, 2020	Eleven months ended November 30, 2021
Imports (CIF)
Americas:
Argentina	5.5	5.2
Brazil	7.3	8.5
Mexico	2.8	2.9
United States	18.0	18.0
Other	8.9	8.5
Total Americas:	42.4	43.1
Europe:
France	1.5	1.4
Germany	4.0	3.4
Netherlands	0.7	0.6
Spain	2.4	2.3
United Kingdom	0.9	0.7
Other	7.6	6.6
Total Europe:	17.1	15.0
Asia:
Japan	2.1	2.4
South Korea	1.6	1.9
Taiwan	0.4	0.4
China	27.9	28.5
Other	5.2	5.3
Total Asia:	37.2	38.5
Other:(1)	3.2	3.5
Total imports:	100.0	100.0

Exports (FOB)
Americas:
Argentina	0.8	0.8
Brazil	4.2	4.8
Mexico	1.4	1.5
United States	13.4	15.8
Other	7.7	6.9
Total Americas:	27.5	29.8
Europe:
France	1.9	1.8
Germany	1.4	1.1
Netherlands	1.8	1.6
Spain	1.6	1.6
United Kingdom	0.8	0.6
Other	5.6	5.0
Total Europe:	13.2	11.7
Asia:
Japan	8.7	7.6
South Korea	5.6	5.1
Taiwan	1.8	2.2
China	38.1	38.6
Other	3.6	3.7
Total Asia:	57.8	57.3
Other:(1)	1.4	1.2
Total exports:	100.0	100.0

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy

Monetary Policy and Interest Rate Evolution

On December 14, 2021 and January 26, 2022, the Chilean Central Bank announced an increase of 1.25 percentage points and 1.50 percentage points, respectively, in the Tasa de Política Monetaria (“TPM”), mainly to prevent a possible increase in inflation above the 3.0% (+/-1.0%) target band. The following table sets forth the Chilean Central Bank’s average interest rates for 2021 (through December 30, 2021) and 2022 (through January 26, 2022).

Chilean Central Bank Average Interest Rates
(in %)

	BCP(1)(3)		BCU(2)(3)
Year	5 years	10 years	5 years	10 years	TPM
2021 (through December 30, 2021)	-	-	-	-	4.00
2022 (through January 26, 2022)	-	-	-	-	5.50

(1)	BCP: Peso-denominated Chilean Central Bank notes.
(2)	BCU: UF-denominated Chilean Central Bank notes.
(3)	BCU and BCP are part of the inflation-indexed and peso-denominated financial instruments issued by the Chilean Central Bank since September 2003. See “Monetary and Exchange Rate Policy—Monetary Policy and Interest Rate Evolution” in the Annual Report.

Source: Chilean Central Bank.

Inflation

The following table shows changes in the Consumer Price Index (“CPI”) and the Producer Price Index (“PPI”) for the period indicated.

Inflation

(% change from same period in 2020)

	CPI	PPI (1)
Eleven months ended November 30, 2021	6.7	31.2

(1) Manufacturing, mining and electricity, water and gas distribution industries.

Source:  CPI, Chilean Central Bank.  PPI, National Institute of Statistics

Exchange Rate Policy

The Chilean peso traded at Ps.850.3/US$1.00 on December 30, 2021, compared to Ps.711.2/US$1.00 on December 30, 2020. The foreign exchange volatility that Chile experienced in 2021 was the result of a combination of several factors, including the global economic environment due to the COVID-19 pandemic, the evolution of the copper price, which represents more than half of total Chilean exports, and uncertainty arising from the recent presidential and congressional elections.

The following table shows the high, low, average and period-end Chilean peso/U.S. dollar exchange rate for the eleven months ended December 31, 2021.

Observed Exchange Rates (1)
(pesos per US$)

	High	Low	Average(2)	Period-End
Twelve months ended December 31, 2021	868.8	693.7	759.3	850.3

(1) The table presents the high, low, average and period-end observed rates for the period.

(2) Represents the average of average monthly rates for the period indicated.

Source:  Chilean Central Bank.

Money Supply

The evolution of Chile’s monetary base reflects private sector demand for monetary balances, which depend on economic growth, the alternative cost of money and inflation. Although the Chilean Central Bank does not seek to implement monetary supply controls, these variables are under continuous monitoring to protect the economy against any external shock.

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)
(in billions of pesos)

As of December 31, 2021
Currency in circulation	15,252.6
Bank reserves	11,950.6
Monetary base	27,203.2

(1)	There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

Monetary Aggregates
(in billions of pesos)

As of December 31, 2021
Currency in circulation	15,252.6
Demand deposits at commercial banks	64,606.8
M1(1)	79,859.3
Total time and savings deposits at banks	84,438.1
Others	13,397.3
M2(2)	177,694.8
Foreign currency deposits at Chilean Central Bank	31,687.0
Documents of Chilean Central Bank	16,497.1
Letters of Credit	112.5
Private Bonds	31,218.1
Others	46,011.3
M3(3)	303,220.8

(1)	M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2)	M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3)	M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

Capital Markets

Stock Exchanges

The table below summarizes the value of the main indexes of the Santiago Stock Exchange as of December 30, 2021:

Indicators for the Santiago Stock Exchange

	S&P/CLX/ IGPA(1)	S&P/CLX/ IPSA(2)
As of December 30, 2021	21.567	4.308

(1)	The General Stock Price Index (Índice General de Precios de Acciones, or S&P/CLX IGPA) is an index designed to serve as a broad benchmark for the Chilean equities market. The index seeks to measure the performance of Chile-domiciled stocks listed on the Santiago Stock Exchange that have a relevant trading presence. Pension funds are not covered by the index.

(2)	The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or S&P/CLX IPSA) is an index designed to measure the performance of the largest and most liquid stocks listed on the Santiago Stock Exchange.

Source:  Santiago Stock Exchange.

Pension Funds and the Chilean Pension System

As of December 31, 2021, the AFPs held aggregate financial assets totaling approximately US$167.7 billion, compared to US$199.0 as of December 31, 2020. The decrease is explained by the exceptional withdrawals allowed by the applicable laws. See “Recent Developments—Republic of Chile — Pension Funds and the Chilean Pension System” and “Monetary and Financial System — Pension Funds and the Chilean Pension System” in the Annual Report.

PUBLIC SECTOR DEBT

Central Government External Bonds

As of December 31, 2021, Chile had the following global bonds outstanding:

•	2.250% US$427,707,000 Notes due October 30, 2022;

•	1.625% €1,641,550,000 Notes due January 30, 2025;

•	3.125% US$318,728,000 Notes due March 27, 2025;

•	1.750% €1,109,770,000 Notes due January 20, 2026;

•	3.125% US$709,316,000 Notes due January 21, 2026;

•	0.100% €1,000,000,000 Notes due January 26, 2027;

•	3.240% US$2,000,000,000 Notes due February 6, 2028;

•	0.555% €918,000,000 Notes due January 21, 2029;

•	1.440% €709,103,000 Notes due February 1, 2029;

•	1.875% €1,490,765,000 Notes due May 27, 2030;

•	2.450% US$1,758,000,000 Notes due January 31, 2031;

•	0.830% €1,954,685,000 Notes due July 2, 2031;

•	2.550% US$1,500,000,000 January 27, 2032;

•	2.550% US$2,250,000,000 July 27, 2033;

•	1.300% €750,000,000 July 26, 2036;

•	1.250% €1,269,017,000 Notes due January 29, 2040;

•	3.100% US$2,700,000,000 Notes due May 7, 2041;

•	3.625% US$407,620,000 Notes due October 30, 2042;

•	3.860% US$1,284,412,000 Notes due June 21, 2047;

•	3.500% US$2,318,357,000 Notes due January 25, 2050;

•	2.550% €1,250,000,000 Notes due January 22, 2051;

•	3.500% US$1,500,000,000 Notes due April 15, 2053;

•	3.100% US$2,000,000,000 Notes due January 22, 2061; and

•	3.250% US$1,000,000,000 Notes due September 21, 2071.

Central Government Domestic Bonds

As of December 31, 2021, Chile had the following local bonds outstanding:

•	0.0% Ps. 590,000 million treasury bonds due March 25, 2022;

•	0.0% Ps. 320,000 million treasury bonds due April 15, 2022;

•	0.0% Ps. 590,000 million treasury bonds due June 17, 2022;

•	0.0% Ps. 590,000 million treasury bonds due July 22, 2022;

•	4.0% Ps.1,840,145 million treasury bonds due March 1, 2023;

•	0.0% Ps. 350,000 million treasury bonds due April 21, 2023;

•	0.0% Ps. 350,000 million treasury bonds due May 19, 2023;

•	0.0% Ps. 320,000 million treasury bonds due June 16, 2023;

•	0.0% Ps. 590,000 million treasury bonds due July 21, 2023;

•	6.0% Ps. 26,460 million treasury bonds due January 1, 2024;

•	5.80% Ps. 1,061,000 million treasury bonds due June 1, 2024;

•	2.5% Ps. 5,581,760 million treasury bonds due March 1, 2025;

•	4.5% Ps. 3,629,400 million treasury bonds due March 1, 2026;

•	5.0% Ps. 1,500,000 million treasury bonds due October 1, 2028;

•	2.3% Ps. 1,040,000 million treasury bonds due October 1, 2028;

•	4.7% Ps. 3,870,780 million treasury bonds due September 1, 2030;

•	6.0% Ps. 4,405 million treasury bonds due January 1, 2032;

•	2.8% Ps. 560,000 million treasury bonds due October 1, 2033;

•	6.0% Ps. 6,155 million treasury bonds due January 1, 2034;

•	5.0% Ps. 4,120,200 million treasury bonds due March 1, 2035;

•	6.0% Ps. 3,247,570 million treasury bonds due January 1, 2043;

•	5.1% Ps. 1,170,595 million treasury bonds due July 15, 2050;

•	3.0% UF 1,346.5 thousand treasury bonds due January 1, 2022;

•	1.3% UF 47,072.5 thousand treasury bonds due March 1, 2023;

•	4.5% UF 8,470 thousand treasury bonds due October 15, 2023;

•	3.0% UF 1,410 thousand treasury bonds due January 1, 2024;

•	4.5% UF 2,140 thousand treasury bonds due August 1, 2024;

•	0.0% UF 48,964 thousand treasury bonds due March 1, 2025;

•	2.6% UF 533 thousand treasury bonds due September 1, 2025;

•	1.5% UF 182,310 thousand treasury bonds due March 1, 2026;

•	3.0% UF 349 thousand treasury bonds due March 1, 2027;

•	3.0% UF 1,350 thousand treasury bonds due March 1, 2028;

•	0.0% UF 26,070 thousand treasury bonds due October 1, 2028;

•	3.0% UF 956 thousand treasury bonds due March 1, 2029;

•	3.0% UF 2,658 thousand treasury bonds due January 1, 2030;

•	1.9% UF 98,077.5 thousand treasury bonds due September 1, 2030;

•	3.0% UF 298 thousand treasury bonds due January 1, 2032;

•	0.0% UF 18,900 thousand treasury bonds due October 1, 2033;

•	3.0% UF 267.5 thousand treasury bonds due January 1, 2034;

•	2.0% UF 150,760 thousand treasury bonds due March 1, 2035;

•	3.0% UF 2,268.5 thousand treasury bonds due March 1, 2038;

•	3.0% UF 2,708 thousand treasury bonds due March 1, 2039;

•	3.0% UF 1,833 thousand treasury bonds due January 1, 2040;

•	3.0% UF 500.5 thousand treasury bonds due January 1, 2042;

•	3.0% UF 180,850 thousand treasury bonds due January 1, 2044; and

•	2.1% UF 31,081.5 thousand treasury bonds due July 15, 2050.

The following table reflects the Chilean Treasury’s bond issuances as of the date indicated:

Chilean Treasury Bond Issuances in the Local Market
(in millions of US$)(1)

As of December 31, 2021	BTP- 3(2)	BTP- 5(3)	BTP- 7(4)	BTP- 10(5)	BTP- 20(6)	BTP- 30(7)	BTU- 5(8)	BTU- 7(9)	BTU- 10(10)	BTU- 12(11)	BTU- 20(12)	BTU- 30(13)	Total
2021	1,248	—	1,764	947	—	—	—	950	1,176	689	—	—	6,774

(1)	Using the exchange rate at December 31, 2021.
Excludes debt repurchases and issuances of T-Bills.

(2)	Peso-denominated internal bonds with a term of 3 years

(3)	Peso-denominated internal bonds with a term of 5 years

(4)	Peso-denominated internal bonds with a term of 7 years.

(5)	Peso-denominated internal bonds with a term of 10 years.

(6)	Peso-denominated internal bonds with a term of 20 years.

(7)	Peso-denominated internal bonds with a term of 30 years.

(8)	UF-denominated bonds with a term of 5 years.

(9)	UF-denominated bonds with a term of 7 years.

(10)	UF-denominated bonds with a term of 10 years.

(11)	UF-denominated bonds with a term of 12 years.

(12)	UF-denominated bonds with a term of 20 years.

(13)	UF-denominated bonds with a term of 30 years

Total Consolidated Internal and External Debt of Non-Financial Public Enterprises

The following tables set forth the total domestic and external debt of non-financial public enterprises for the dates indicated:

Debt and Assets of Non-Financial Public Enterprises (1)

Consolidated (in millions of pesos)

As of September 30, 2021
Total financial debt	23,596,022
Financial debt, excluding debts owed to central government	23,596,022
Short-term(2)	1,186,423
Long-term(3)	22,409,599
Financial debt with central government(4)	—
Financial assets(5)	3,490,532
Net financial debt	20,105,490
Excluding central government	20,105,490

(1)	Includes Codelco, Enami, ENAP, Metro, EFE, Astilleros y Maestranzas de la Armada (Asmar), Empresa Nacional de Aeronáutica (Enaer), Casa de Moneda de Chile, Zofri S.A. and Correos de Chile; excludes Banco Estado and the Chilean Central Bank.
(2)	Includes short-term obligations with banks and financial institutions and current amounts due under long-term obligations, obligations with the public (bonds) and current amounts due to long-term credit providers.
(3)	Includes long-term obligations with banks and financial institutions, obligations with the public (bonds) and obligations owed to long-term credit providers.
(4)	Excludes tax on income and deferred taxes.
(5)	Includes cash, term deposits, net negotiable securities, financial investments in repurchase agreements.

Source: Ministry of Finance.

Net Consolidated Debt of the Chilean Central Bank and Central Government

(as a % of GDP)

As of September 30, 2021
Net consolidated debt	17.0

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Net Debt of the Chilean Central Bank

(in millions of pesos)

As of September 30, 2021
Liabilities	50,712,273
Chilean Central Bank notes and bonds(1)	39,354,084
Fiscal deposits	0
Others(2)	11,358,188
Assets without subordinated debt	53,305,952
Net international reserves (in US$ million)	53,309
Others(3)	10,467,340
Total net debt without subordinated debt(1)(2)	(2,593,679)

(1)	Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.
(2)	Includes other deposits and obligations, reciprocal agreements and other securities.
(3)	Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

Central Government Total Net Debt

(in millions of pesos, except as indicated)

As of September 30, 2021
Debt in pesos	53,955,886
External debt	0
Domestic debt	53,955,886
Assets in pesos	22,059,629
Assets in pesos, without public enterprises(1)	22,059,629
Chilean Central Bank deposits	0
Financial debt of public enterprises with the central government	0

Net debt in pesos(2)	31,869,256
Debt in U.S. dollars (in US$ million)	35,757
Treasury bills with the Chilean Central Bank (in US$ million)	0
External debt (in US$ million)	35,757
Assets in U.S. dollars, Chilean Central Bank deposits(3) (in US$ million)	23,480

Net debt in U.S. dollars (in US$ million)	12,277
Total financial debt(4)	82,689,881
Total financial assets(5)	40,927,830

Total net financial debt	41,762,050

Total net financial debt (% of GDP)	18.1

(1)	Does not include assets of the old scholarship system.
(2)	Includes CORFO.
(3)	Includes Oil Stabilization Fund, Sovereign Wealth Funds, Infrastructure Fund and governmental term deposits.
(4)	Debt in pesos plus debt in U.S. dollars (using the exchange rate at September 30, 2021).
(5)	Assets in pesos plus assets in U.S. dollars (using the exchange rate at September 30, 2021).

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic

DESCRIPTION OF THE NOTES

Chile will issue each series of notes under the indenture entered into on December 12, 2014, as supplemented by the first supplemental indenture dated as of May 27, 2015, between Chile and The Bank of New York Mellon, as trustee. The indenture, as it may be amended from time to time, is referred to herein as the “indenture.” The information contained in this section summarizes the principal terms of the notes. The prospectus to which this prospectus supplement is attached contains a summary of the indenture and other general terms of the notes. You should review the information contained herein and in the accompanying prospectus. You should also read the indenture and the form of the notes before making your investment decision. Chile has filed a form of the indenture with the SEC. Copies of the indenture will also be made available at the offices of the trustee.

General Terms of the Notes

The 2027 notes will:

•	be issued on or about January 31, 2022 in an aggregate principal amount of US$1,500,000,000;

•	mature on January 31, 2027;

•	be issued in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	bear interest at a rate of 2.750% per year, commencing on January 31, 2022 and ending on the maturity date. Interest on the 2027 notes will be payable semi-annually on January 31 and July 31 of each year, commencing on July 31, 2022. Interest on the 2027 notes in respect of any period of less than one year will be computed on the basis of a 360-day year of twelve, 30-day months; and

•	pay interest to persons in whose names the 2027 notes in the form of global securities are registered at the close of business on January 30 and July 30, as the case may be, preceding each payment date.

The 2034 notes will:

•	be issued on or about January 31, 2022 in an aggregate principal amount of US$1,500,000,000;

•	mature on January 31, 2034;

•	be issued in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	bear interest at a rate of 3.500% per year, commencing on January 31, 2022 and ending on the maturity date. Interest on the 2034 notes will be payable semi-annually on January 31 and July 31 of each year, commencing on July 31, 2022. Interest on the 2034 notes in respect of any period of less than one year will be computed on the basis of a 360-day year of twelve, 30-day months; and

•	pay interest to persons in whose names the 2034 notes in the form of global securities are registered at the close of business on January 30 and July 30, as the case may be, preceding each payment date.

The 2052 notes will:

•	be issued on or about January 31, 2022 in an aggregate principal amount of US$1,000,000,000;

•	mature on January 31, 2052;

•	be issued in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	bear interest at a rate of 4.000% per year, commencing on January 31, 2022 and ending on the maturity date. Interest on the 2052 notes will be payable semi-annually on January 31 and July 31 of each year, commencing on July 31, 2022. Interest on the 2052 notes in respect of any period of less than one year will be computed on the basis of a 360-day year of twelve, 30-day months; and

•	pay interest to persons in whose names the 2052 notes in the form of global securities are registered at the close of business on January 30 and July 30, as the case may be, preceding each payment date.

The notes will:

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged;

•	rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile (it being understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of a nominee of DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear or Clearstream, Luxembourg;

•	be redeemable at the option of Chile before maturity. See “—Optional Redemption” in this prospectus supplement; and

•	contain “collective action clauses” under which Chile may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

Optional Redemption – 2027 notes

Prior to December 31, 2026 (one month prior to their maturity date) (the “2027 notes Par Call Date”), Chile may redeem the 2027 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 notes matured on the 2027 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2027 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2027 notes Par Call Date, Chile may redeem the 2027 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Chile in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Chile after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Chile shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2027 notes Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2027 notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Chile shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2027 notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2027 notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2027 notes Par Call Date, one with a maturity date preceding the 2027 notes Par Call Date and one with a maturity date following the 2027 notes Par Call Date, Chile shall select the United States Treasury security with a maturity date preceding the 2027 notes Par Call Date. If there are two or more United States Treasury securities maturing on the 2027 notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Chile shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Chile’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2027 notes to be redeemed.

In the case of a partial redemption, selection of the 2027 notes for redemption will be made, in the case of certificated notes, pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, or in the case of global notes, in accordance with applicable depositary policies and procedures. No 2027 notes of a principal amount of $1,000 or less will be redeemed in part. If any 2027 note is to be redeemed in part only, the notice of redemption that relates to the 2027 note will state the portion of the principal amount of the 2027 note to be redeemed. A new 2027 note in a principal amount equal to the unredeemed portion of the 2027 note will be issued in the name of the holder of the 2027 note upon surrender for cancellation of the original 2027 note. For so long as the 2027 notes are held by DTC (or another depositary), the redemption of the 2027 notes shall be done in accordance with the policies and procedures of the depositary.

Unless Chile defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2027 notes or portions thereof called for redemption.

Optional Redemption – 2034 notes

Prior to October 31, 2033 (three months prior to their maturity date) (the “2034 notes Par Call Date”), Chile may redeem the 2034 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 notes matured on the 2034 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 notes Par Call Date, Chile may redeem the 2034 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Chile in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Chile after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Chile shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2034 notes Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2034 notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Chile shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2034 notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2034 notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2034 notes Par Call Date, one with a maturity date preceding the 2034 notes Par Call Date and one with a maturity date following the 2034 notes Par Call Date, Chile shall select the United States Treasury security with a maturity date preceding the 2034 notes Par Call Date. If there are two or more United States Treasury securities maturing on the 2034 notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Chile shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Chile’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2034 notes to be redeemed.

In the case of a partial redemption, selection of the 2034 notes for redemption will be made, in the case of certificated notes, pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, or in the case of global notes, in accordance with applicable depositary policies and procedures. No 2034 notes of a principal amount of $1,000 or less will be redeemed in part. If any 2034 note is to be redeemed in part only, the notice of redemption that relates to the 2034 note will state the portion of the principal amount of the 2034 note to be redeemed. A new 2034 note in a principal amount equal to the unredeemed portion of the 2034 note will be issued in the name of the holder of the 2034 note upon surrender for cancellation of the original 2034 note. For so long as the 2034 notes are held by DTC (or another depositary), the redemption of the 2034 notes shall be done in accordance with the policies and procedures of the depositary.

Unless Chile defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2034 notes or portions thereof called for redemption.

Optional Redemption – 2052 notes

Prior to July 31, 2051 (six months prior to their maturity date) (the “2052 notes Par Call Date”), Chile may redeem the 2052 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2052 notes matured on the 2052 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2052 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2052 notes Par Call Date, Chile may redeem the 2052 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2052 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Chile in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Chile after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Chile shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2052 notes Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2052 notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Chile shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2052 notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2052 notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2052 notes Par Call Date, one with a maturity date preceding the 2052 notes Par Call Date and one with a maturity date following the 2052 notes Par Call Date, Chile shall select the United States Treasury security with a maturity date preceding the 2052 notes Par Call Date. If there are two or more United States Treasury securities maturing on the 2052 notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Chile shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Chile’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2052 notes to be redeemed.

In the case of a partial redemption, selection of the 2052 notes for redemption will be made, in the case of certificated notes, pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, or in the case of global notes, in accordance with applicable depositary policies and procedures. No 2052 notes of a principal amount of $1,000 or less will be redeemed in part. If any 2052 note is to be redeemed in part only, the notice of redemption that relates to the 2052 note will state the portion of the principal amount of the 2052 note to be redeemed. A new 2052 note in a principal amount equal to the unredeemed portion of the 2052 note will be issued in the name of the holder of the 2052 note upon surrender for cancellation of the original 2052 note. For so long as the 2052 notes are held by DTC (or another depositary), the redemption of the 2052 notes shall be done in accordance with the policies and procedures of the depositary.

Unless Chile defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2052 notes or portions thereof called for redemption.

Payments of Principal and Interest

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation, or executive order to close in New York City.

If any date for an interest or principal payment on a note is not a business day, Chile will make the payment on the next business day. No interest on the notes will accrue as a result of any such delay in payment.

If any money that Chile pays to the trustee or to any paying agent to make payments on any notes is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Chile will hold the unclaimed money in trust for the relevant holders until five years from the date on which the payment first became due.

Paying Agents; Transfer Agents; Registrar

Until the notes are paid, Chile will maintain a principal paying agent, a transfer agent and a registrar in New York City. Chile has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the register will be maintained. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Further Issues

Chile may from time to time, without the consent of the holders, increase the size of the issue each series of notes, or issue additional debt securities having the same terms and conditions as each series of notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated and form a single series with the previously outstanding notes.

Notices

Chile will publish notices in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and Financial Times, respectively).

In addition to the above, Chile will mail notices to holders at their registered addresses. So long as the notes are represented by a global security deposited with a custodian for the common depositary for Euroclear and Clearstream, Luxembourg, notices to be given to holders will be given to Euroclear and Clearstream, Luxembourg in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

TAXATION

The following discussion supplements, and to the extent inconsistent supersedes, the disclosure provided under the heading “Taxation” in the accompanying prospectus.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder”, as defined below. This summary is based on the tax laws of Chile as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. For this purpose, “foreign holder” means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual is (a) deemed a resident of Chile if he or she has remained in Chile for continued or discontinued periods of time that in total exceed 183 days within any period of twelve months and (b) domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile); or (ii) in the case of a legal entity, a legal entity that is organized and exists under the laws of a jurisdiction other than Chile, unless the debt securities are assigned to or held by a branch, agent, representative or permanent establishment of such legal entity in Chile.

Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law or international tax treaty. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be applied retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Capital gains realized on the sale or other disposition by a foreign holder of the debt securities generally will not be subject to any Chilean taxes. The debt securities will be issued outside of Chile and, according to applicable law, held as not located in Chile. Accordingly, any capital gains from a sale or disposition thereof shall not constitute income from Chilean sources subject to Chilean taxes.

Further, under existing Chilean law and regulations, a foreign holder will not be subject to any Chilean taxes in respect of payments of principal made by Chile with respect to the debt securities. Any other payment to be made by Chile (other than interest, premium or principal on the notes and except for some special exceptions granted by Chilean law and tax treaties subscribed by Chile and currently in force) will be subject to up to 35% withholding tax.

A foreign holder (other than a Chilean national) will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of such foreign holder’s death, or (ii) if the notes are not deemed located in Chile at the time of a foreign holder’s death, if such debt securities were purchased or acquired with cash obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of the notes and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the notes. Except as otherwise noted below, this summary replaces, and should be read to supersede, the discussion of tax matters in the section entitled “Taxation—United States Federal Taxation” in the accompanying prospectus. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations (“Treasury Regulations”) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with notes that are purchased as part of this offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding notes as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, non-resident alien individuals present in the United States for more than 182 days in a taxable year, former United States citizens or residents, United States persons (as defined below) holding the notes in connection with a trade or business conducted outside the United States, U.S. citizens or lawful permanent residents living abroad, or United States persons whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. Prospective purchasers of notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the notes.

In general, a United States person who holds the notes or owns a beneficial interest in the notes (a “U.S. holder”) will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Tax Consequences to U.S. Holders

Taxation of Interest and Additional Amounts. If you are a U.S. holder, the interest on the notes (including any amounts withheld and any additional amounts paid with respect thereto) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Interest payments (including additional amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income.” If you are a U.S. holder, withholding tax levied by the government of Chile will be eligible:

•	for deduction in computing your taxable income, or

•	at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, you may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on your behalf. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include your books of account and the rates of taxation prevailing in Chile during the relevant period. You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Taxation of Dispositions. If you are a U.S. holder, when you sell, exchange or otherwise dispose of the notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will be the cost of the note to you, reduced by any payments other than payments of qualified stated interest made on such note. Your amount realized upon the sale, exchange or retirement of a note will be the amount received (reduced by an amount, if any, attributable to accrued but unpaid stated interest, which is taxable in the manner described above under “—Taxation of Interest and Additional Amounts”).

Gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss. The rules governing foreign tax credits are complex. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Tax Consequences to Persons Who Are Not U.S. Holders

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a U.S. holder, the interest payments (including any additional amounts) that you receive on the notes generally will be exempt from United States federal income tax, and without any United States withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the IRS to establish that you are not a U.S. holder.

If you are not a U.S. holder, any gain you realize on a sale or exchange (including a deemed sale or exchange) of the notes generally will be exempt from United States federal income tax, and without any United States withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Foreign Financial Asset Reporting

Certain United States holders that own certain foreign financial assets, including debt of foreign entities, with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year may be required to file an information report with respect to such assets with their tax returns. Failure to comply with this requirement may result in the imposition of substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. United States holders are urged to consult their tax advisors regarding the application of these reporting requirements to their ownership of the notes.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments made to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a U.S. holder. You should consult with your own tax advisors concerning these rules and any other reporting obligations that may apply to the ownership or disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and Scotia Capital (USA) Inc. are acting as underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement related to the notes (the “USD underwriting agreement”) dated as of January 27, 2022, the underwriters have severally but not jointly agreed to purchase, and Chile has agreed to sell to the underwriters, the principal amount of notes set forth opposite the underwriters’ names.

Underwriter	Principal Amount of 2027 Notes		Principal Amount of 2034 Notes		Principal Amount of 2052 Notes
Citigroup Global Markets Inc.	US$	375,000,000	US$	375,000,000	US$	250,000,000
HSBC Securities (USA) Inc.		375,000,000		375,000,000		250,000,000
Santander Investment Securities Inc.		375,000,000		375,000,000		250,000,000
Scotia Capital (USA) Inc.		375,000,000		375,000,000		250,000,000
Total	US$	1,500,000,000	US$	1,500,000,000	US$	1,000,000,000

The USD underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions.

The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering prices. The underwriters may offer and sell the notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting discount that Chile is to pay to the underwriters in connection with this offering is 0.025% of the principal amount of the 2027 notes, 0.025% of the principal amount of the 2034 notes and 0.025% of the principal amount of the 2052 notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Stabilizing transactions may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Any stabilization may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

Delivery of the notes is expected on or about January 31, 2022, which will be the second business day following the date of pricing of the notes.

Chile estimates that its total expenses for this offering will be approximately US$130,000, a portion of which will be paid by the affiliates of underwriters.

Chile has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are offered for sale in the United States, the Americas, Europe and Asia, in jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Chile, except as set forth in the USD underwriting agreement.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Chile or Chilean state-owned entities. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Chile or Chilean state-owned entities. If any of the underwriters or their affiliates has a lending relationship with Chile, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chile consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Chile’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The issuer of the notes has not authorized and does not authorize the making of any offer of notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the notes. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the issuer or the underwriters.

Neither Chile nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assume any responsibility for facilitating these sales.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)            a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)            a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each person in the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the EEA (as defined above).

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)            a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or

(b)            a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

Each person in the United Kingdom who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the United Kingdom (as defined above).

Each underwriter has represented and agreed that:

(a)            it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Chile; and

(b)            it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order; (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Netherlands

The notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Taiwan

Each underwriter has represented and warranted that the offer of the notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of the NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Republic of Korea

The notes may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including, but not limited to, government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Peru

The notes will not be subject to a public offering in Peru. This prospectus supplement and the notes have not been, and will not be, registered with or approved by the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores, or “SMV”) or the Lima Stock Exchange (Bolsa de Valores de Lima S.A.A.). Accordingly, the notes cannot be offered or sold in Peru, except if (i) the notes are previously registered with the SMV or (ii) such offering is considered to be a private offering under the securities laws and regulations of Peru. The Peruvian securities laws establish, among other things, that an offer directed exclusively to institutional investors (as defined under Peruvian law) qualifies as a private offering. In making an investment decision, institutional investors (as defined under Peruvian law) must rely on their own examination of the terms of the offering of the notes to determine their ability to invest in the notes. No offer or invitation to subscribe for or sell the notes or beneficial interests therein can be made in Peru except in compliance with the securities laws thereof.

Notice to Prospective Investors in Brazil

The notes have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Securities Commission of Brazil (Comissão de Valores Mobiliários, or “CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law No. 6,385 of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to the offering of the notes may not be delivered in Brazil.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Mario Artaza Loyola, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

VALIDITY OF THE NOTES

The following persons will give opinions regarding the validity of the notes:

•	For Chile:

•	Linklaters LLP, special New York counsel to Chile; and

•	Morales & Besa Ltda., special Chilean counsel to Chile.

•	For the underwriters:

•	Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the underwriters; and

•	Garrigues Chile SpA, special Chilean counsel to the underwriters.

As to all matters of Chilean law, Linklaters LLP may rely on, and assume the correctness of, the opinion of Morales & Besa Ltda., and Cleary Gottlieb Steen & Hamilton LLP may rely on, and assume the correctness of, the opinion of Garrigues Chile SpA.

All statements with respect to matters of Chilean law in this prospectus supplement and the prospectus have been passed upon by Morales & Besa Ltda. and Garrigues Chile SpA.

GENERAL INFORMATION

Authorization

Chile’s Congress has authorized the issuance of the notes pursuant to Article 3 of Law No. 21,395, published in the Official Gazette on December 15, 2021, and the Executive Power has authorized the issuance of the notes pursuant to Supreme Decree No. 2,683 of the Ministry of Finance, published in the Official Gazette on January 27, 2022. Chile has obtained, or will obtain before the issue date for the notes, the authorizations and authentications necessary under Chilean law for the issuance of the notes.

Litigation

Except for litigation described under “Government Expenditures—Government Litigation” in Chile’s annual report on Form 18-K, as amended, Chile is not involved in any legal or arbitration proceedings (including any such proceedings that are pending or, to Chile’s knowledge, threatened) relating to claims or amounts that could have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on Chile’s financial position taken as a whole.

Clearing

Chile has applied to have the notes accepted into DTC’s book-entry settlement system. The notes have been accepted for clearance through the clearing systems of Euroclear and Clearstream, Luxembourg. The securities codes are:

Securities	CUSIP	ISIN	Common Code
2027 notes	168863 DX3	US168863DX33	US168863DX33
2034 notes	168863 DV7	US168863DV76	US168863DV76
2052 notes	168863 DW5	US168863DW59	US168863DW59

Listing

Application will be made to the London Stock Exchange for the notes to be admitted to the ISM.

Where You Can Find More Information

Chile has filed registration statements relating to its notes, including the notes offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements.

The registration statements, including its various exhibits are available to the public from the SEC’s web site at http://www.sec.gov.

PROSPECTUS

Republic of Chile

Debt Securities and Warrants

The Republic of Chile may from time to time offer and sell its debt securities and warrants in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Chile may also offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Chile may offer securities with an aggregate principal amount of up to US$8,284,195,106 (or the equivalent in other currencies) in the United States. The debt securities will be direct, unconditional and unsecured external indebtedness of Chile. The debt securities will at all times rank at least equally with all other unsecured and unsubordinated external indebtedness of Chile. The full faith and credit of Chile will be pledged for the due and punctual payment of all principal and interest on the securities.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Chile’s public external indebtedness issued prior to December 2, 2014, modifications affecting the reserve matters listed in the indenture (as defined below), including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the notes) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Chile will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Chile may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2021.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Chile may offer. Each time Chile sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “General Information—Where You Can Find More Information.”

This prospectus is based on information that is publicly available or that Chile has supplied, unless otherwise expressly stated. Chile confirms that:

•	the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

Chile is a foreign sovereign state. Therefore, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Chile. Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is used by Chile’s diplomatic and consular missions and the residences of the heads of such missions or for military purposes, including such property which is property of a military character or under the control of a military authority or defense agency, since such waiver is not permitted under the laws of Chile. Chile will irrevocably submit to the jurisdiction of any federal or state court in the Borough of Manhattan, The City of New York and will irrevocably waive, to the fullest extent permitted by law, any immunity from the jurisdiction of such courts in connection with any action based upon the securities covered by this prospectus or brought by any holder of securities covered by this prospectus. Nevertheless, Chile reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Foreign Sovereign Immunities Act, with respect to any action brought against it under the U.S. federal securities laws or any state securities laws. In the absence of Chile’s waiver of immunity with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Chile unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action.

Even if investors are able to obtain a judgment against Chile, the enforceability in Chile of such a judgment is dependent on such judgment not violating the principles of Chilean public policy.

FORWARD-LOOKING STATEMENTS

The following documents related to Chile’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus or any prospectus supplement.

Forward-looking statements are statements that are not about historical facts, including statements about Chile’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Chile undertakes no obligation to update publicly any of these forward-looking statements in light of new information or future events, including changes in Chile’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events. Forward-looking statements involve inherent risks and uncertainties. Chile cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, changes in copper, mineral or other international prices and recession or low growth in Chile’s trading partners. Changes in international prices and high international interest rates could negatively affect Chile’s current account and could increase budgetary expenditures. Low copper and mineral prices could decrease the government’s revenues and could negatively affect the current account. Recession or low growth in Chile’s trading partners could lead to fewer exports from Chile, induce a contraction in the Chilean economy and, indirectly, reduce tax collections and other public sector revenues and adversely affect the country’s fiscal accounts;

•	A continuation of the COVID-19 pandemic and the resulting need to increase public sector expenditures and debt, in amounts that sometimes could be substantial;

•	Instability or volatility in the international financial markets, including in particular continued or increased distress in the financial markets of the European Union, could lead to domestic volatility, which may adversely affect the ability of the Chilean government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, and in particular portfolio investments;

•	Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates, exchange rate volatility and increased political instability, particularly derived from the drafting of a new constitution by Chile’s Constitutional Convention. Each of these factors could lead to lower growth or lower international reserves; and

•	Other adverse factors, such as energy deficits or restrictions, climatic or seismic events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

Chile is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released on the so-called “Advance Release Calendar.” For Chile, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated for the current month and three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The SDDS’s Internet website is located at http://dsbb.imf.org/Pages/SDDS/Home.aspx. Neither Chile nor any agents or underwriters acting on behalf of Chile in connection with the offer and sale of securities, as contemplated in this prospectus or in any prospectus supplement, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Chile will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government. Chile may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Chile may offer. Each time Chile offers securities, Chile will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Chile will issue the debt securities under an indenture dated as of December 12, 2014 (the “base indenture”), between Chile and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture, dated as of May 27, 2015 (the “first supplemental indenture” and, together with the base indenture, the “indenture”). Chile has filed the indenture (as supplemented from time to time) and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

•	the form of debt security (global or certificated and registered);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Chile to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Chile will make payments;

•	the authorized denominations;

•	a description of any index Chile will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Chile may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Chile may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Chile may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities.

To the extent different from the discussion below under the heading “Taxation—United States Federal Taxation,” Chile will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplement for each offering.

Chile is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness (as defined below) of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the debt securities ratably with payments being made under any other external indebtedness.

For this purpose, “external indebtedness” means obligations of or guaranteed by Chile for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable in a currency other than Chilean pesos, including those which at the option of any holder are so denominated or payable.

Payment of Principal and Interest

Chile will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Chile will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Chile will arrange for such payments by wire transfer or by check mailed to the registered holders at their registered addresses.

If any money that Chile pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request. Chile will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Chile’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See “—Limitations on Time for Claims” below.

Additional Amounts

All payments by Chile in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Chile, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), unless the withholding or deduction of any such relevant tax is required by law. In that event, Chile will pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to holders that are not residents of Chile (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

•	imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Chile other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

•	imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Chile of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile’s agent has provided the trustee with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such holder or beneficial owner or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W- 8IMY; or

•	imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on any date during such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

Chile will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in Chile or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the debt securities or any other document or instrument referred to therein. Chile will also indemnify the holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of Chile under the debt securities or any other document or instrument referred to therein following the occurrence of any event of default described in “—Default and Acceleration of Maturity.”

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Chile will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of US$1,000 and integral multiples of US$1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Chile or repayable before maturity at the option of the holder. Nevertheless, Chile may at any time repurchase the debt securities at any price in the open market or otherwise. Chile may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Chile will not grant or allow any lien to be placed on its assets or revenues as security for any of its public external indebtedness unless it contemporaneously grants or allows a lien that provides security on the same terms for Chile’s obligations under any debt securities.

For this purpose:

•	a “lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date of the indenture or at any time thereafter, and

•	“public external indebtedness” is external indebtedness (as described above under “—Status”) that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Chile may grant or agree to certain permitted types of liens as described below:

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	any lien on property to secure public external indebtedness incurred to finance Chile’s acquisition or construction of the property, and any renewal or extension of the lien which is limited to the original property covered by it and which secures any renewal or extension of the original financing without any increase in the amount of the lien;

•	any lien on property arising by operation of any law in force as of the date of this prospectus in connection with public external indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to the financial institutions in the ordinary course of the depositor’s activities;

•	any lien existing on property at the time of acquisition and any renewal or extension of that lien which is limited to the original property covered by the lien and which secures any renewal or extension of the original financing secured by the lien at the time of the acquisition without increasing the amount of the original secured financing;

•	any lien in existence as of the date of the indenture; and

•	any lien securing public external indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of the public external indebtedness agree to limit their recourse to the assets and revenues of the project as their principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Default and Acceleration of Maturity

Each of the following is an event of default under any series of debt securities:

1.	Non-Payment: Chile’s failure for a period of 30 days to make a payment of principal or interest when due on any debt security of that series; or

2.	Breach of Other Obligations: Chile’s failure to observe or perform any of its covenants or obligations under that series of the debt securities or the indenture for 60 days following written notice to Chile to remedy the failure by the trustee or persons holding debt securities representing 25% of the aggregate principal amount of the debt securities of the affected series outstanding; or

3.	Cross Default:

•	Chile’s failure beyond the applicable grace period to make any payment when due on any public external indebtedness in principal amount greater than or equal to US$20,000,000; or

•	acceleration on any public external indebtedness of Chile in principal amount greater than or equal to US$20,000,000 due to an event of default, unless the acceleration is rescinded or annulled; or

4.	Moratorium: Chile or certain Chilean courts declare a general suspension of payments or a moratorium on payment of its public external indebtedness; or

5.	Validity: Chile, or any governmental entity of Chile which has the legal power to contest the validity of the debt securities, contests the validity of the debt securities of that series in any type of formal proceeding.

If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Chile, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Chile deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable to the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments and Waivers—Collective Action

Chile may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Chile will determine the time and place of the meeting. Chile will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Chile or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Chile or the trustee (with a copy to Chile) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Chile will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Chile will set the procedures governing the conduct of the meeting and if additional procedures are required, Chile will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Chile will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Chile.

The holders may generally approve any proposal by Chile to modify or take action with respect to the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Chile that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Chile’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Chile or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Chile may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any debt securities issued under the indenture prior to May 5, 2015 are included in a proposed modification affecting two or more series that seeks holder approval pursuant to a single aggregated vote, that modification shall be uniformly applicable (as described above) to all such series.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Chile will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Chile’s economic and financial circumstances that are in Chile’s opinion, relevant to the request for the proposed modification, a description of Chile’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Chile shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Chile’s proposed treatment of external indebtedness instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Chile is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Chile or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality, except that (x) debt securities held by Chile or any public sector instrumentality of Chile or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Chile, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Chile and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Chile’s covenants for the benefit of the holders;

•	surrendering any of Chile’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Chile and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Chile may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, issue price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Chile issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Chile will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Chile may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Chile and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Chile may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Chile and do not constitute indebtedness of Chile.

Global Securities

The Depository Trust Company, or DTC, Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Chile nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Chile may issue debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Chile refers to the intangible securities represented by a global security as “book-entry” securities.

When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Chile and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Chile and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

The following description reflects Chile’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day (European time) after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Chile will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•	the depositary notifies Chile that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Chile does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Chile elects not to have the securities of a series represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Chile may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Chile and to the trustee an indemnity under which it will agree to pay Chile, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Chile and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Chile issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Chile will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Chile may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

Notices

Chile will mail any notices to the holders of the notes at their registered addresses as reflected in the books and records of the trustee. Chile will consider any mailed notice to have been given five Business Days after it has been sent.

All notices to holders will be published in a leading newspaper having general circulation in London (which is expected to be the Financial Times).

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Chile or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agent; Transfer Agents; Registrar

Chile may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, which will be listed at the back of the relevant prospectus supplement. Chile may at any time appoint other paying agents, transfer agents and registrars with respect to a series. Chile, however, will at all times maintain a principal paying agent in a United States city and a registrar in New York City for each series until the securities of that series are paid. Chile will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Limitation on Time for Claims

To the extent permitted by law, claims against Chile for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within five years of the date on which that payment first became due.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The debt securities and the indenture provide, and any warrants and warrant agreement will provide, that Chile will appoint and permanently maintain the person acting as or discharging the function of the Consul General of Chile in the City of New York, with an office on the date of this prospectus at 600 Third Avenue #2808, New York, New York 10016. Such Consul General shall act as, and process may be served upon Chile’s process agent in connection with any judicial action or proceeding commenced by any security holder, the trustee, a warrant agent or any underwriter arising out of or relating to the indenture and any warrant agreement, if any, as well as from any debt securities or warrants, if any, issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts.

The process agent will receive on behalf of Chile and its property service of copies of the summons and complaint and any other process, which may be served in any action or proceeding arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts. Due service of process may be made by officially delivering a copy of the process to Chile, at the address of the process agent, or by any other method permitted by applicable law, but not by mail. In addition, Chile will authorize and direct the process agent to accept such service on its behalf.

Chile is a foreign sovereign state. Consequently, it may be difficult for holders of the securities to obtain judgments from courts in the United States or elsewhere against Chile. Furthermore, it may be difficult for investors to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Chile. Chile has been advised by Morales & Besa Ltda., special Chilean counsel to Chile, that there is doubt as to the enforceability of liabilities predicated solely upon the U.S. federal securities laws in a suit brought in Chile and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

To the extent that Chile may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced arising out of or relating to the indenture and any warrant agreement, as well as out of or relating to any debt securities or warrants issued thereunder, to claim for itself or its revenues or assets any immunity from suit, jurisdiction, attachment in aid of execution of a judgment or prior to a judgment, execution of a judgment or any other legal process with respect to its obligations under the indenture and any warrant agreement, as well as under any debt securities or warrants issued thereunder, and to the extent that in any jurisdiction there may be attributed to Chile this immunity (whether or not claimed) Chile will irrevocably agree not to claim and will irrevocably waive this immunity to the maximum extent permitted by law, except for actions arising out of or based on the U.S. federal securities laws or any state securities laws. However, Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is destined to diplomatic and consular missions and to the residence of the head of these missions or to military purposes, including any property, which is property of a military character or under the control of a military authority or defense agency, or the rights and property of the Chilean Central Bank abroad, since this waiver is not permitted under the laws of Chile. Chile agrees that the waivers described in this provision are permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of that Act.

Chile reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to any action brought against it under the U.S. federal securities laws or any U.S. state securities laws. In the absence of a waiver of immunity by Chile with respect to those actions, it would not be possible to obtain a U.S. judgment in an action brought against Chile under the U.S. federal securities laws or state securities laws unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to the action.

Chile will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, the posting of any bond or the furnishing, directly or indirectly, of any other security.

A final judgment obtained against Chile for the payment of a fixed or readily calculable sum of money rendered by any New York State or federal court sitting in the City of New York having jurisdiction under its laws over Chile in an action arising out of the indenture or any warrant agreement, or the debt securities or warrants, if any, issued thereunder, can be enforced against Chile in the courts of Chile without any retrial or re-examination of the merits of the original action as long as the following conditions are met (the satisfaction or non-satisfaction of which is to be determined by the Supreme Court of Chile):

•	if there exists a treaty as to the enforcement of judgments between Chile and the United States, such treaty will be applied. As at the date hereof no such treaty exists between Chile and the United States;

•	if there is no treaty, the judgment will be enforced if there is reciprocity as to the enforcement of judgments (i.e., a United States court would enforce a comparable judgment of a Chilean court under comparable circumstances);

•	if it can be proven that there is no reciprocity, the judgment cannot be enforced in Chile;

•	if reciprocity cannot be proven, the judgment will be enforced if it has not been rendered by default within the meaning of Chilean law, that is, if valid service of process was effected upon the parties to the action, unless the defendant can prove that it was prevented from assuming its defense. Under Chilean law, service of process effected through the mail is not considered proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served on Chile by means of the mail may be effectively contested by Chile; and

•	if the judgment is not contrary to Chilean public policy and does not affect in any way properties located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

Any treaty as to the enforcement of foreign judgments entered into in the future between Chile and the United States of America could supersede the foregoing.

To enforce in Chile a judgment of a New York State or federal court sitting in the City of New York rendered in relation to any of the securities, the indenture or any warrant agreement, the judgment must be presented to the Supreme Court of Chile, in a form complying with the authentication requirements of Chilean law, including a translation of the same in Spanish. The Supreme Court will conduct a hearing limited to enforcement and not the merits of the case.

If the Chilean Supreme Court orders Chile to make payment, it shall deliver notice to the Ministry of Finance in this regard, with a copy of such notice to the Council for the Defense of the State (Consejo de Defensa del Estado, or CDE). After receiving a copy of such notice, the President of the Council for the Defense of the State will inform the Ministry of Finance to whom the payment must be made. The Ministry of Finance will then issue a decree instructing the Chilean Treasury (Tesorería General de la República) to make the payment.

Indemnification for Foreign Exchange Rate Fluctuations

Chile’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Chile agrees to pay the difference. The holder, however, agrees to reimburse Chile for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Chile is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Chile for any excess.

Governing Law

The indenture and the securities are governed by and construed in accordance with the law of the State of New York unless otherwise specified in any series of debt securities, except that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities. Chile does not currently have a tax treaty in effect with the United States.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder.” For this purpose, foreign holder means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual holder is deemed a resident of Chile if he or she (a) has remained in Chile uninterruptedly or not for a period exceeding a total of 183 days within any twelve-month period, or (b) acquires domicile by resinding for any number of days in Chile with the actual or presumptive intent of staying in Chile; or (ii) in the case of a legal entity, a legal entity that is not domiciled in Chile even if organized under the laws of Chile, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Chile.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile.

Capital gains realized on the sale or other disposition by a foreign holder of the debt securities issued by the Republic of Chile will not be subject to any Chilean taxes. Any premium payable on redemption of the debt securities will be treated as interest and subject to the Chilean interest withholding tax, as described above). Any other payment by Chile to a foreign holder will be subject to withholding taxes at a rate that may range between 0% and 35% depending on the type of the payment and applicable law or tax treaties currently in force.

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of foreign holder’s death or gift, or (ii) if the bonds are not located in Chile at the time of a foreign holder’s death, if the debt securities were purchased or acquired with income obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities (“U.S. holder”) will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Tax Consequences to U.S. Holders

Taxation of Interest and Additional Amounts. If you are a U.S. holder, the interest you receive on the debt securities (including Additional Amounts) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, U.S. holders will be required to include OID in income on a constant-yield basis over the life of the debt securities. The rest of the discussion assumes that the debt securities will be issued without OID.

Interest payments (including Additional Amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income.” If you are a U.S. holder, withholding tax levied by the government of Chile will be eligible:

•	for deduction in computing your taxable income, or

•	at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, you may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on your behalf. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include your books of account and the rates of taxation prevailing in Chile during the relevant period. You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

Taxation of Dispostions. If you are a U.S. holder, when you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder on the sale, redemption, retirement or other taxable disposition of the debt securities will generally be United States-source gain or loss. Consequently, if any such gain would be subject to Chilean withholding tax, a U.S. holder may not be able to credit the tax against its United States federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Tax Consequences to Persons Who are Not U.S. Holders

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a U.S. holder, the interest payments (including any Additional Amounts) that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service, or the IRS, to establish that you are not a U.S. holder.

If you are not a U.S. holder, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments made to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a U.S. holder. You should consult with your own tax advisors concerning these rules and any other reporting obligations that may apply to the ownership or disposition of the debt securities.

The Proposed Financial Transaction Tax

The European Commission has published a proposal, or the “Commission’s Proposal”, for a Directive for a common financial transaction tax, or “FTT”, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or the “participating Member States”. However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the securities in certain circumstances.

Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

General

Chile may sell the securities in any of three ways.

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth, relating to an issuance of the securities:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Chile from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If Chile uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Chile may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Chile may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act. The agents and underwriters may also be entitled to contribution from Chile for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Chile in the ordinary course of business.

Chile may not publicly offer or sell the securities in Chile unless it so specifies in the applicable prospectus supplement.

Chile may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment.

Chile may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Chile may offer the securities to holders of other securities of Chile as consideration for Chile’s purchase or exchange of the other securities. Chile may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Chile will generally not register under the U.S. Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Chile cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Chile offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the U.S. Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Chile or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of Chile. All other information in this prospectus and in the registration statement for the securities that Chile has filed with the SEC is included as a public official statement made on the authority of Rodrigo Cerda Norambuena, the Minister of Finance.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

For Chile:

•	As to all matters of Chilean law, Morales & Besa Ltda., special Chilean counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement; and

•	As to all matters of U.S. law, Linklaters LLP, special New York counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement.

For the underwriters, if any:

•	As to all matters of Chilean law, any Chilean counsel to the underwriters named in the applicable prospectus supplement; and

•	As to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Chilean law, Linklaters LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement, may rely upon the opinion of any Chilean counsel to the Republic named in the applicable prospectus supplement.

As to all matters of U.S. law, any Chilean counsel to the Republic named in the applicable prospectus supplement, may rely on the opinion of Linklaters LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Mario Artaza Loyola, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

GENERAL INFORMATION

Authorization

The Executive Power of Chile will authorize each issuance of the securities by supreme decree. Chile will obtain all consents and authorizations necessary under Chilean law for the issuance of the securities and has obtained all consents and authorizations necessary for the execution of the indenture.

Litigation

Except as described under “Government Expenditures—Government Litigation” in our annual report on Form 18-K, neither Chile nor the Ministry of Finance of Chile is involved in any litigation or arbitration proceeding which is material in the context of the issue of the securities. Chile is not aware of any similarly material litigation or arbitration proceeding that is pending or threatened.

Where You Can Find More Information

Chile has filed a registration statement for the securities with the SEC under the U.S. Securities Act. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

Chile is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended. Chile commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2014. These reports include certain financial, statistical and other information concerning Chile. Chile may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

The registration statement, including its various exhibits, are available to the public from the SEC’s website at www.sec.gov.

The SEC allows Chile to incorporate by reference some information that Chile files with the SEC. Incorporated documents are considered part of this prospectus. Chile can disclose important information to you by referring you to those documents. The following documents, which Chile has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Chile’s annual report on Form 18-K for the year ended December 31, 2020 filed with the SEC on June 29, 2021 (File No. 001-02574) (the “2020 Annual Report”);

•	Amendment No. 1 on Form 18-K to the 2020 Annual Report filed with the SEC on June 30, 2021; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that Chile files with the SEC will update and supersede earlier information that it has filed.

ISSUER

Republic of Chile

The Ministry of Finance

Teatinos 120, Piso 12

Santiago, Chile

Postal Code 8340487

TRUSTEE, REGISTRAR, TRANSFER AGENT AND
PAYING AGENT

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

United States of America

Attn: Global Corporate Trust

LEGAL ADVISORS TO CHILE

As to New York law Linklaters LLP 1290 Avenue of the Americas New York, New York 10104 United States of America	As to Chilean law Morales & Besa Ltda. Av. Isidora Goyenechea 3477, piso 19, Las Condes, Santiago, Chile Postal Code 7550106

LEGAL ADVISORS TO THE UNDERWRITERS

As to New York law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America	As to Chilean law Garrigues Chile SpA Av. Isidora Goyenechea 3477, Piso 12, Las Condes Santiago, Chile Postal Code 7550106